EXHIBIT 99.3

NOTICE OF EGM AND PROXY MATERIALS

CHINA HYDROELECTRIC CORPORATION

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 28, 2012

CALLED BY

CPI BALLPARK INVESTMENTS LTD

SWISS RE FINANCIAL PRODUCTS CORPORATION

CHINA ENVIRONMENT FUND III, L.P.

AQUA RESOURCES ASIA HOLDINGS LIMITED

ABRAX

IWU INTERNATIONAL LTD.

We, being shareholders representing not less than one-third of the total issued and outstanding share capital of China Hydroelectric Corporation (the “Company”), hereby call an extraordinary general meeting of shareholders in accordance with Article 59 of the Company’s Amended and Restated Articles of Association (the “Articles”). The extraordinary general meeting of shareholders will be held on September 28, 2012, 9 a.m. Hong Kong time, at the offices of O’Melveny & Myers, 31st Floor, AIA Central, 1 Connaught Road, Central, Hong Kong to consider resolutions in connection with the following proposals:

1.	Removal of John D. Kuhns as a director of the Company pursuant to Article 88 of the Articles.

2.	Removal of Richard H. Hochman as a director of the Company pursuant to Article 88 of the Articles.

3.	Removal of Shadron Lee Stastney as a director of the Company pursuant to Article 88 of the Articles.

4.	Removal of Anthony H. Dixon as a director of the Company pursuant to Article 88 of the Articles.

5.	Removal of Stephen Outerbridge as a director of the Company pursuant to Article 88 of the Articles.

6.	Appointment of Moonkyung Kim as a Class I director of the Company pursuant to Article 88 of the Articles, to serve until the annual general meeting to be held in 2013.

7.	Appointment of Amit Gupta as a Class I director of the Company pursuant to Article 88 of the Articles, to serve until the annual general meeting to be held in 2013.

8.	Appointment of Jui Kian Lim as a Class III director of the Company pursuant to Article 88 of the Articles, to serve until the annual general meeting to be held in 2012.

9.	Appointment of Yun Pun Wong as a Class II director of the Company pursuant to Article 88 of the Articles, to serve until the annual general meeting to be held in 2014.

You can find more information about each of these items, including the nominees for directors, in the attached proxy statement. Only shareholders registered in the register of members at the close of business on August 29, 2012 (“Record Date”) can vote at this meeting or at any adjournment that may take place.

Your vote is extremely important no matter how many shares you own. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

Shareholders May Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

Sincerely,

CPI BALLPARK INVESTMENTS LTD

SWISS RE FINANCIAL PRODUCTS CORPORATION

CHINA ENVIRONMENT FUND III, L.P.

AQUA RESOURCES ASIA HOLDINGS LIMITED

ABRAX

IWU INTERNATIONAL LTD.

You are urged to read the Proxy Statement carefully and, whether or not you plan to attend the Extraordinary General Meeting, to promptly submit a proxy by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

PROXY STATEMENT OF

CPI BALLPARK INVESTMENTS LTD

SWISS RE FINANCIAL PRODUCTS CORPORATION

CHINA ENVIRONMENT FUND III, L.P.

AQUA RESOURCES ASIA HOLDINGS LIMITED

ABRAX

IWU INTERNATIONAL LTD.

FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

OF CHINA HYDROELECTRIC CORPORATION

This Proxy Statement and enclosed WHITE proxy card are being furnished commencing on or about August 30, 2012 in connection with the solicitation by CPI Ballpark Investment Ltd, Swiss Re Financial Products Corporation, China Environment Fund III, L.P., Aqua Resources Asia Holdings Limited, Abrax, and IWU International Ltd. (collectively, the “Specified Shareholders”) of China Hydroelectric Corporation (the “Company”), of proxies for use at its extraordinary general meeting of shareholders to be held on September 28, 2012 and any adjournment or postponement thereof (the “EGM”) for the purpose set forth in the accompanying Notice of Extraordinary General Meeting of Shareholders.

The Specified Shareholders recommend that you vote FOR the resolutions:

•	to remove the following five (5) individuals: John D. Kuhns, Richard H. Hochman, Shadron Lee Stastney, Anthony H. Dixon and Stephen Outerbridge from the board of directors of the Company; and

•	to elect the following four (4) individuals: Amit Gupta, Moonkyung Kim, Jui Kian Lim and Yun Pun Wong to the board of directors of the Company.

Approval of the proposals would result in a six-member board comprised of Amit Gupta, Moonkyung Kim, Jui Kian Lim, Yun Pun Wong, Dr. Yong Cao and Dr. You-Su Lin.

ABOUT THE EXTRAORDINARY GENERAL MEETING

What is the purpose of the EGM?

The purpose of the EGM is to seek shareholder approval to remove John D. Kuhns, Richard H. Hochman, Shadron Lee Stastney, Anthony H. Dixon and Stephen Outerbridge from the board of directors and to elect Amit Gupta, Moonkyung Kim, Jui Kian Lim and Yun Pun Wong to the board of directors of the Company.

Why should we vote to remove five of the current board members, including the Chairman and CEO of the Company?

The Specified Shareholders believe that the Company is undervalued and the current decline in the trading price of the shares of the Company on the New York Stock Exchange (“NYSE”) is a reflection of its poor performance, lack of growth strategy and lack of leadership. Despite this, we believe in the fundamental strength of the Company, certain of its management and the hydroelectric industry. We believe that with a reformulated board of directors, the Company will be able to come up with a clear plan to resolve the Company’s liquidity needs, reduce costs and general and administrative expenses, and turn around the Company’s financial performance.

Please see “Joint-Letter to the Board of Directors of China Hydroelectric Corporation” (the “Joint-Letter”) as delivered to the board of directors by the Specified Shareholders on August 30, 2012, and as filed with the Securities Exchange Commission on a Schedule 13D, dated as of August 30, 2012. A copy of the Joint-Letter is also included with this Proxy Statement as Attachment A.

What are the Specified Shareholders’ recommendations?

The Specified Shareholders recommend that you vote FOR the resolutions to remove John D. Kuhns, Richard H. Hochman, Shadron Lee Stastney, Anthony H. Dixon and Stephen Outerbridge from the board of directors of the Company and to elect Amit Gupta, Moonkyung Kim, Jui Kian Lim and Yun Pun Wong to the board of directors of the Company.

Who is entitled to vote at the EGM?

Only shareholders registered in the register of members of the Company at the close of business on the Record Date can vote at this meeting or at any adjournment that may take place. According to the latest publicly available information provided by the Company on its annual report on Form 20-F for the year ended December 31, 2011, as filed with the United States Securities and Exchange Commission, as of April 26, 2012, 161,989,097 ordinary shares were outstanding, which number includes an unspecified number of American Depositary Shares (“ADSs”) that have voting rights and that are held by the depositary, Bank of New York Mellon. Each ADS entitles the record holder thereof on a poll to three votes on each matter brought before the EGM.

I am an ordinary shareholder. How can I vote my shares?

If you are a registered ordinary shareholder of the Company, you may vote your shares either by providing a proxy in advance of the EGM or by voting in person at the EGM. By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf. We urge you to vote FOR the resolutions to remove John D. Kuhns, Richard H. Hochman, Shadron Lee Stastney, Anthony H. Dixon and Stephen Outerbridge from the board of directors and to elect Amit Gupta, Moonkyung Kim, Jui Kian Lim and Yun Pun Wong to the board of directors by promptly signing, dating and returning the enclosed WHITE proxy card in the provided postage-paid envelope so that it is received by no later than the time and date as set forth in the WHITE proxy card. If you submit your executed WHITE proxy card, but you do not indicate how your shares are to be voted, then your shares will be voted in accordance with the Specified Shareholder’ recommendation set forth in this Proxy Statement.

Whether or not you plan to attend the EGM, we urge you to promptly submit a proxy by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. If you later decide to attend the EGM and vote in person, that vote will automatically revoke any previously submitted proxy.

I am a holder of American Depositary Shares. How can I vote my shares?

We understand that upon written request of an owner of record of ADSs, the Bank of New York Mellon, as depositary of the ADSs, (the “Depositary”) will endeavor, in so far as practicable, to vote or cause to be voted the amount of ordinary shares represented by such ADSs, evidenced by American Depositary Receipts related to those ADSs, in accordance with the instructions set forth in such request. As the holder of record for all the ordinary shares represented by the ADSs, only the Depositary may cause those ordinary shares to be voted at the EGM.

In order to instruct the Depositary how to vote your ADSs on your behalf, it is important that you carefully mark the enclosed WHITE ADR Voting Instruction Card FOR the resolutions to remove John D. Kuhns, Richard H. Hochman, Shadron Lee Stastney, Anthony H. Dixon and Stephen Outerbridge from the board of directors of the Company and to elect Amit Gupta, Moonkyung Kim, Jui Kian Lim and Yun Pun Wong to the board of directors of the Company. Then promptly sign, date and return the WHITE ADR Voting Instruction Card in the postage-paid envelope provided so that it is received by the ADR voting deadline indicated by the Depositary. Please note that if you hold ADSs through a bank or broker, that bank or broker may provide means whereby you may return your instructions by telephone or by Internet. Please simply follow the instructions provided on your WHITE ADR Voting Instruction Card.

It is our understanding that the Depositary and its agents disclaim responsibility if they fail to carry out your voting instructions or for the manner in which they carry out your voting instructions. This means that if the ordinary shares underlying your ADSs are not able to be voted at the EGM, there may be nothing you can do.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting of shareholders. The presence in person or by proxy at the EGM of one-third in nominal value of the issued ordinary shares of the Company outstanding as of the Record Date will constitute a quorum. Abstentions will be included in determining whether a quorum is present.

What vote is required to approve the proposals?

Approval of each of the proposals requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions will not be included in the vote totals and, as such, will have no effect on the outcome of these proposals.

Each ordinary share outstanding as of the close of business on the Record Date is entitled to one vote. Voting at the EGM will be by a show of hands unless a poll is demanded by (i) the chairman of the meeting, (ii) a shareholder or shareholders present in person or in the case of a shareholder being a corporation by its duly authorized representative or by proxy, and holding not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; (iii) by at least three shareholders present in person or in the case of a shareholder being a corporation by its duly authorized representative or by proxy, or (iv) any shareholder, present in person or represented by proxy, holding shares conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all such shares conferring such right.

Can I change my vote after I return my proxy card?

If you are a registered holder of ordinary shares, you may revoke a previously submitted proxy by submitting a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. A written notice of revocation must be delivered to the attention of Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022, Tel +1 212 750 5833, Fax +1 212 750 5799 Attn: Arthur Crozier, as detailed in the accompanying notice of EGM.

Can I attend the EGM?

Attendance at the EGM or any adjournment or postponement thereof will be limited to ordinary shareholders of the Company that appear on the register of members. If you are a shareholder of record, your name will be verified against the list of shareholders of record prior to your admittance to the EGM or any adjournment or postponement thereof. Please be prepared to present photo identification for admission. If you hold your shares through the ADR Depositary, you will not be entitled to attend the EGM.

How are proxies being solicited?

Proxies are being solicited through the mail, personally, by telephone, fax, Internet or other electronic means. Proxies may also be solicited by means of press releases and other public statements.

May I propose actions for consideration at the EGM?

No, only the matters set forth in the Notice of EGM will be voted on at the meeting.

Who can I contact if I have questions about voting my ordinary shares or ADSs?

If you have any questions or require any assistance with voting your shares, please contact the Specified Shareholders’ proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. Brokers, banks and other nominees may call collect at (212) 750-5833.

This statement is not subject to the United States federal proxy rules or Schedule 14A thereof under the Securities and Exchange Act of 1934, as the Company is a foreign private issuer.

Your vote is very important no matter how many shares you own. You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the EGM, to promptly submit a proxy by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided so that it is received by no later than the time and date set forth in the WHITE proxy card. A prompt response will be greatly appreciated.

PROPOSAL 1, 2, 3, 4 and 5

REMOVAL OF DIRECTORS

Article 88(e) of the Company’s current Amended and Restated Articles of Association, provides that any director of the Company may be removed by way of an ordinary resolution at any time before the expiration of his period of office notwithstanding anything in any agreement between the Company and such director.

The Company’s Current Board of Directors

Set forth below is the name of each member of the Company’s current board of directors, their ages, principal positions with the Company. The Specified Shareholders propose to remove John D. Kuhns, Richard H. Hochman, Shadron Lee Stastney, Anthony H. Dixon and Stephen Outerbridge from the board of directors. Messrs. Kuhns, Hochman and Stastney are each Class I directors, Mr. Dixon is a Class II director and Mr. Outerbridge is a Class III director. Messrs. Hochman and Stastney are also the only members of the compensation committee, Messrs. Hochman and Dixon are members of the corporate governance and nominating committee, and Messrs. Dixon and Outerbridge are members of the Audit Committee.

As set forth in the Joint-Letter, the Specified Shareholders believe that the Company is undervalued and the Company’s current decline in the trading price of the Ordinary Shares on the NYSE is a reflection of the lack of leadership from certain members of the current board of directors. With the removal of Messrs Kuhns, Hochman, Stastney, Dixon and Outerbridge and the election of new directors as set forth in proposals 6, 7, 8 and 9 below, the Specified Shareholders believe the reformulated board of directors will lead the Company to create a clear plan to resolve the Company’s liquidity needs, reduce costs and general and administrative expenses, and turn around the Company’s performance.

Name	Age	Position
John D. Kuhns	61	Chairman, Chief Executive Officer
Richard H. Hochman	66	Director
Shadron Lee Stastney	42	Director
Dr. Yong Cao	57	Director
Anthony H. Dixon	50	Director
Dr. You-Su Lin	58	Director, Chairman of Beijing A.B.C. Investment
Stephen Outerbridge	61	Director

Directors we urge you to remove:

Mr. John D. Kuhns has served as the Company’s chief executive officer since the Company’s inception in 2006.

Mr. Richard H. Hochman has been a director of the Company since August 2006.

Mr. Shadron Lee Stastney has been a director of the Company since May 2007.

Mr. Anthony H. Dixon has been a director of the Company since August 2008.

Mr. Stephen Outerbridge has been a director of the Company since August 2008.

YOU ARE URGED TO VOTE FOR THE REMOVAL OF EACH OF JOHN D. KUHNS, RICHARD H. HOCHMAN, SHADRON LEE STASTNEY, ANTHONY H. DIXON AND STEPHEN OUTERBRIDGE ON THE ENCLOSED WHITE PROXY CARD.

PROPOSALS 6, 7, 8 and 9 ELECTION OF DIRECTORS

Article 88(b) of the Company’s Amended and Restated Articles of Association provides that the Company may by ordinary resolution elect any person to be a director either to fill a casual vacancy or as an addition to the existing board of directors.

The Specified Shareholders’ Proposed Board of Directors

Set forth below is a chart representing the proposed board of directors, their ages and proposed principal positions with the Company if elected, as well as a brief biography of each candidate for election. The Specified Shareholders propose to elect Ms. Moonkyung (Moon) Kim, Mr. Amit Gupta, Mr. Jui Kian Lim and Mr. Yun Pun Wong to the board of directors.

The Specified Shareholders believe that each of the following candidates for director is a highly qualified, proven business leader with familiarity and experience in the China hydroelectric industry. Each of the Specified Shareholders’ candidates has the leadership skills and commitment necessary to serve on the Company’s board of directors and help to turn around the Company’s financial performance.

Name	Age	Proposed Position
Amit Gupta	35	Director
Moonkyung Kim	38	Director
Jui Kian Lim	41	Director
Yun Pun Wong	47	Director
Dr. Yong Cao	57	Director (continuing)
Dr. You-Su Lin	58	Director (continuing), Chairman of Beijing A.B.C. Investment

Proposed new members of the board of directors:

Mr. Amit Gupta has been a partner at NewQuest Capital Advisors (HK) Limited since April 2011. Mr. Gupta heads India business for NewQuest and oversees investments in power and financial services sector. He is also the Chief Operating Officer of the NewQuest group. Mr. Gupta has about 12 years of industry experience. Mr. Gupta is currently member of the Board and Audit Committee of OM Logistics Limited and Ittiam Systems Private Limited, as well as a director of CPI Ballpark Investments Ltd, NewQuest Asia Investments Limited, and NewQuest Capital Advisors (HK) Limited. Prior to co-founding NewQuest, he was a Director at Bank of America Merrill Lynch’s (“BAML”) Asia Private Equity group where he led the India business and oversaw investments the energy and financial services sectors across Asia Pacific. Mr. Gupta has also served in other roles in BAML, including the Corporate Principal Investments team in Hong Kong and the Investment Banking team in Mumbai. Prior to working at BAML, he worked as a software engineer based in Mumbai and the USA. Mr. Gupta has an MBA from Indian Institute of Management (IIM), Bangalore India (placed in Director’s Merit List) and an undergraduate degree in electrical engineering from REC Kurukshetra India (University Gold Medal).

Ms. Moonkyung (Moon) Kim is the Founder and Managing Director of Peony Investments (Hong Kong) Limited, providing investment, advisory, and board leadership to green businesses. She is also a senior advisor to SOW Asia Foundation, a not-for-profit venture philanthropic organization in Hong Kong. Ms. Kim has over 15 years of experience in the energy and environmental sectors serving in roles ranging from venture capital and growth equity investment to entrepreneurship, investment banking, strategic consulting, and engineering. From 2007 to 2010, she was head of Asia cleantech growth equity investments at Nomura's principal investing group based in Hong Kong. Ms. Kim was a member of the board of directors of Moser Baer Solar, a solar photovoltaic company in Delhi, from

2008 to 2010. Prior to joining Nomura, she was with DFJ Element Ventures, a cleantech-focused venture capital fund based in Silicon Valley, and before that she was with the energy and utilities group of Booz Allen Hamilton, a global strategy consulting firm. Ms. Kim received a Master of Business Administration degree from the Wharton School of the University of Pennsylvania and a Bachelor of Science with honors in Environmental Engineering from Harvard University.

Mr. Jui Kian Lim is the Managing Director and Head of Asia Environment Group for FourWinds Capital Management (HK) Limited. He joined FourWinds Capital Management (HK) Limited in February 2008. Mr. Lim has more than 17 years of experience in the Asian infrastructure and environment sectors. He began his career in equity research in 1994 with Morgan Grenfell/Deutsche Securities and later, Peregrine Securities covering infrastructure, construction and building materials sector in Malaysia, Thailand and Singapore. In 1998, he joined Veolia Water Asia-Pacific’s Project Finance Department where he spent eight years helping Veolia Water Asia-Pacific build its Asian franchise and worked on acquisitions, joint-ventures, privatizations and project financing transactions across the region. In 2006, Mr. Lim joined JPMorgan Chase’s investment banking department to focus on client advisory services in the infrastructure and environment sectors. A Chevening Scholar, Mr. Lim earned his MSc (Economics) from the London School of Economics in 1994.

Mr. Yun Pun (Felix) Wong is the CFO and Executive Director of Tsing Capital, a venture capital firm which manages China Environment Fund III, L.P. Prior to his current role, Mr. Wong has also served as the CFO and Senior Director of Spring Capital, the CFO of Natixis Private Equity Asia and Associate Director of Finance for JAFCO Asia. Mr. Wong has additionally served in the finance departments of several multinational companies and as an auditor for PricewaterhouseCoopers. Mr. Wong graduated from the Hong Kong Polytechnic University and holds a Master of Business from the Curtin University, Australia. He is a fellow member of Hong Kong Institute of Certified Public Accountants.

YOU ARE URGED TO VOTE FOR THE ELECTION OF EACH OF AMIT GUPTA, MOONKYUNG KIM, JUI KIAN LIM AND YUN PUN WONG ON THE ENCLOSED WHITE PROXY CARD.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND 5% SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of the Company’s ordinary shares, as of April 26, 2012, by:

•	each of the Company’s directors and executive officers; and

•	each person known to the Company to own beneficially more than 5% of the Company’s ordinary shares.

Percentage of beneficial ownership is calculated by dividing the number of shares beneficially owned by 161,989,097, which was the number of ordinary shares outstanding as of April 26, 2012. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, the Company has included shares that the person has the right to acquire within 60 days from April 26, 2012, including through the exercise of any option, warrant, or other right. These shares, however, are not included in the computation of the percentage ownership of any other person.

Name	Ordinary Shares Beneficially Owned
	Number	Percent
Directors and Executive Officers
John D. Kuhns	1,808,200	1.1
Dr. Yong Cao	*	*
Anthony H. Dixon	*	*
Richard H. Hochman	*	*
Dr. You-Su Lin	*	*
Shadron Lee Stastney	*	*
Stephen Outerbridge	*	*
Mary E. Fellows	*	*
Liya Chen	*	*
All Directors and Executive Officers as a Group(1)	4,769,825	2.9
Principal Shareholders:
Vicis Capital LLC(2)	48,882,716	28.4%
CPI Ballpark Investments Ltd.(3)	38,744,395	23.9%
Jennison Associates LLC(4)	19,607,913	12.1%
Prudential Financial, Inc(4)	19,607,913	12.1%
Swiss Re Financial Products Corporation(5)	10,114,508	6.2%

*	Upon exercise of all options and warrants exercisable within 60 days after April 26, 2012, would beneficially own less than 1.0% of the Company’s outstanding ordinary shares.

(1)

Includes ordinary shares held by all of the Company’s directors and executive officers as a group and ordinary shares issuable upon the exercise of all of the options and warrants that are exercisable within 60 days after April 26, 2012, held by all of the Company’s directors and executive officers.

(2)

Includes 38,878,559 ordinary shares and 10,004,157 ordinary shares upon the exercise of an amended and restated warrant granted to Vicis Capital Master Fund in August 2011 that is exercisable within 60 days after April 26, 2012, with ownership percentage calculated by dividing (i) 38,878,559 ordinary shares plus 10,004,157 shares by (ii) 161,989,097 ordinary shares plus 10,004,157 ordinary shares. The amended and restated warrant expires on December 31, 2013 and has an exercise price of $1.15 per ordinary share. Vicis Capital Master Fund is a sub-trust of the Vicis Capital Master Series Trust, a unit trust organized under the laws of the Cayman Islands. The address of Vicis Capital Master Fund is Tower 56, Suite 700, 126 E. 56th Street, 7th Floor, New York, NY 10022. The address of Capital Master Series Trust is P. O. Box 1043GT, Caledonian House, First Floor, 69 Dr Roys Dr, George Town, Grand Cayman, Cayman Islands, BWI. Vicis Capital, LLC, a limited liability company organized under the laws of the state of Delaware, is the investment adviser to Vicis Capital Master Fund. The address of Vicis Capital, LLC is 445 Park Avenue, 16th Floor, New York, NY, 10022. John Succo, Shadron Lee Stastney and Sky Lucas have voting and investment control over the securities beneficially owned by Vicis Capital Master Fund and Vicis Capital, LLC.

(3)

Based on a Schedule 13D/A filed by NewQuest Asia Fund I (G.P.) Ltd. on April 25, 2011 and includes 38,744,395 shares beneficially owned by NewQuest Asia Fund I, L.P., a Cayman Islands exempted limited partnership, NewQuest Asia Fund I (G.P.) Ltd., a Cayman Islands exempted company and general partner of NewQuest Asia Fund I, L.P., CPI Ballpark Investments Ltd., a limited liability company organized under the laws of Mauritius and a wholly owned subsidiary of NewQuest Asia Fund I, L.P., and NewQuest Capital Management (Cayman) Limited, a Cayman Islands exempted company. NewQuest Capital Management (Cayman) Limited is an exempted company registered in the Cayman Islands. The principal address of NewQuest Capital Management (Cayman) Limited is Walker House, 87 Mary Street, George Town, Grand Cayman, Cayman Islands KY1-9005. NewQuest Asia Fund I (G.P.) Ltd. is an exempted company registered in the Cayman Islands. The principal address of NewQuest Asia Fund I (G.P.) Ltd. is Walker House, 87 Mary Street, George Town, Grand Cayman, Cayman Islands KY1-9005.

NewQuest Asia Fund I, L.P. is an exempted limited partnership registered in the Cayman Islands. The principal address of NewQuest Asia Fund I, L.P. is Walker House, 87 Mary Street, George Town, Grand Cayman, Cayman Islands KY1-9005. CPI Ballpark Investments Ltd. is wholly owned by NewQuest Asia Fund I, L.P. The principal address of CPI Ballpark Investments Ltd. is 10th Floor, Raffles Tower, 19 Cybercity, Ebene, Republic of Mauritius.

(4)

Based on Schedule 13G/As filed by Jennison Associates LLC and Prudential Financial, Inc. on February 14, 2012, respectively. As a result of its role as investment adviser to clients in its managed portfolios, Jennison Associates, LLC may be deemed to be the beneficial owner of 19,607,913 ordinary shares. The address of Jennison Associates, LLC is 466 Lexington Avenue, New York, New York 10017. Prudential Financial, Inc. is a parent holding company and the indirect parent of Jennison Associates, LLC. The address of Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey 07102-3777.

(5)

Based on Swiss Re Financial Products Corporation’s shareholding as of April 26, 2012. Swiss Re Financial Products Corporation is a limited liability company organized under the laws of Delaware. The mailing address of Swiss Re Financial Products Corporation is 55 East 52nd Street, New York, New York 10055.

ATTACHMENT A

Incorporated herein by reference to Exhibit 99.2 of this Schedule 13D.